  Exhibit 99.1
RUMBLEON, INC. MOURNS THE PASSING OF STEVEN BERRARD,
CHIEF FINANCIAL OFFICER AND DIRECTOR OF THE COMPANY

DALLAS, June 8, 2021 – RumbleOn, Inc. (NASDAQ: RMBL) announces the unexpected passing of Steven Berrard, the Company’s Chief Financial Officer and a member of the Board of Directors, on Monday evening.

“It is with great sadness that we announce the passing of our dear friend, Steve Berrard. On behalf of the RumbleOn family, its Board of Directors and management team, we extend our deepest sympathies to Steve’s wife, his five children, and his family, all of whom he deeply cherished,” said Marshall Chesrown, RumbleOn’s Chairman and Chief Executive Officer.

“Steve was a larger-than-life figure who brought his remarkable experience and passion to RumbleOn. He was, and always will be, the symbol of RumbleOn’s core values and dedication to our employees, partners, and the powersports enthusiasts who embraced our mission. Steve was truly a business visionary who saw our pending combination with RideNow as the culmination of his life’s work. We can do him no greater honor than to continue his work and complete what we have begun,” concluded Marshall.

RumbleOn’s key leadership is meeting in Charlotte, North Carolina today to support Steve’s wife and children. The Company remains resolute in its, and Steve’s, vision for RumbleOn, and we will share additional information in the coming days.

Steve was the co-founder and Co-Chief Executive Officer of AutoNation from 1996 to 1999. Before joining AutoNation, Steve served as President and Chief Executive Officer of the Blockbuster Entertainment Group, at the time the world's largest video store operator. Steve served as President of Huizenga Holdings, Inc., a real estate management development company, and served in various positions with subsidiaries of Huizenga Holdings, Inc. from 1981 to 1987. Steve began his career at Coopers & Lybrand (now PricewaterhouseCoopers LLP) in 1976.

About RumbleOn

Founded in 2017, RumbleOn (NASDAQ: RMBL) is an e-commerce company using innovative technology to aggregate and distribute pre-owned vehicles, 100% online. RumbleOn is disrupting the pre-owned vehicle supply chain by providing dealers with technology solutions such as virtual inventory, and a 24/7 distribution platform, and consumers with an efficient, timely and transparent transaction experience, without leaving home. Whether buying, selling, trading or financing a vehicle, RumbleOn enables dealers and consumers to transact without geographic boundaries in a transparent, fast and friction free experience. For more information, please visit http://www.rumbleon.com.

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Source: RumbleOn, Inc.